Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into effective as of this 2nd day of January, 2006 (the “Effective Date”), by and between Tapestry Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Donald Picker (“Executive”). Certain capitalized terms used in this Agreement have the meaning set forth in Paragraph 16 of this Agreement.

RECITALS

WHEREAS, the Company desires to secure the services of Executive as an employee of the Company, and to provide for certain compensation and benefit arrangements for Executive in the event of Executive’s termination of employment under certain circumstances, and Executive is willing to enter into this Agreement and perform such services.

TERMS AND CONDITIONS

In consideration of the respective covenants and agreements of the parties contained in this Agreement, the parties agree as follows:

1.             Employment Services. The Company hereby agrees to engage Executive, and Executive hereby agrees to perform services for the Company, on the terms and conditions set forth in this Agreement. The Company and Executive agree that Executive will serve as an executive officer of the Company in the position of President, and will have responsibility over the Company’s drug development work, including authority over the Company’s activities in chemistry, biology, pre-clinical and clinical development and such other executive duties, responsibilities and authority as Executive and the Company may agree upon from time to time (the “Employment Services.”)

2.             At-Will Employment.  It is understood and agreed by the Company and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive’s employment with the Company. Executive specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Executive or the Company at any time, with or without cause and/or with or without notice.  The nature, terms or conditions of Executive’s employment with the Company cannot be changed by any oral representation, custom, habit or practice, or any other writing.  In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Executive is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control.  This at-will status cannot be altered except in a writing signed by Executive and approved and recorded by the Board of Directors of the Company (the “Board of Directors”) at a duly constituted meeting of the Board of Directors.

3.             Performance.

(a)           Executive shall report to the Chief Executive Officer (or person acting in a similar capacity if the Company has no Chief Executive Officer), and Executive shall devote his best efforts and his full business time and attention to the business of the Company and its Subsidiaries; provided, however, that upon prior agreement by the Chief Executive Officer, and subject to the terms of this Agreement, Executive may engage in independent activities in areas unrelated to the Company’s business or the Company’s actual or demonstrably anticipated business; and provided, further, that no such independent activities shall materially detract from the essentially full time commitment of Executive to the business and affairs of the Company.  Subject to Tapestry’s Code of Ethics, it is agreed and understood that Executive may serve or continue to serve on the Board of Directors of two companies and in addition, Executive may, for a period of four months, provide some assistance to his replacement at his prior employer.  Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and professional manner.  Executive will abide by all written Company’s policies.

4.             Compensation.

(a)           The Company will pay Executive for the Employment Services a base salary (the “Base Salary”) at the annual rate of three hundred thousand dollars ($300,000) or such larger amount as the Compensation Committee (or if the Board has no Compensation Committee at the time, then the Board), in its absolute discretion, may award to Executive.  Payment of the Base Salary shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid by a corporation to an employee, and such salary to be paid at such periods as salary is paid to other executive officers of the Company.

 (b)          Executive is not entitled to a bonus, however, Executive may receive an annual bonus in such amount, if any, as the Compensation Committee (or if the Board has no Compensation Committee at the time, then the Board), in its absolute discretion, may award to Executive, based upon Executive’s and the Company’s performance during each year of employment.

(c)           The Compensation Committee has authorized the grant to Executive of options to purchase 444,086 shares of the Company’s common stock under and subject to the Company’s 2006 Equity Incentive Plan, such grant to be effective if and when Executive starts his employment with the Company (anticipated to be January 2, 2007).  The exercise price of such options shall be the greater of $2.10 per share or the closing price of the Company’s common stock on NASDAQ on the date the grant is effective.  In addition to these options, it is the Company’s intention to grant to Executive options to purchase an additional 444,086 shares of the Company’s common stock.  Such grant will be contingent upon the approval of the Company’s stockholders of modifications to the Company’s 2006 Equity Incentive Plan (at a regularly scheduled annual meeting of shareholders) increasing the total authorized shares available for issuance under such plan by at least 750,000 shares.

(d)           It is currently the Company’s intention to place such a proposal before the stockholders as part of the Company’s proxy related to its 2007 annual meeting.  However, the Company does not guarantee that such a proposal will be included in such proxy, and furthermore, the Company can provide no assurance that its stockholders will approve such a proposal.  The Company shall under no circumstances have any liability to Executive for failure to include such a proposal in any proxy or failure to obtain stockholder approval of such a proposal.  If the Company submits such a proposal to the stockholders, and the proposal is approved, then on the date of such shareholder approval, Executive shall receive an option to purchase 444,086 shares of the Company’s common stock.  The exercise price of such options shall be the greater of $2.10 per share or the closing price of the Company’s common stock on NASDAQ on the date stockholder approval is received.

(e)           All stock options granted pursuant to paragraphs 4(c) and (d) shall vest as follows:    1/6 when the 20 trading day average of the closing sale prices of the common stock equals or exceeds 130% of the exercise price of the option; 1/6 when such average equals or exceeds 160% of the exercise price; 1/6 when such average equals or exceeds 190% of the exercise price;  1/6 when such average equals or exceeds 220% of the exercise price; 1/6 when such average equals or exceeds 250% of the exercise price; and  1/6 when such average equals or exceeds 300% of the exercise price.  Any unvested shares will vest on the 5th anniversary of the grant date.

5.             Reimbursement for Expenses. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement, subject to the Company’s reasonable requirements with respect to reporting and documentation of such expenses.

6.             Benefits. Executive shall be entitled to those fringe benefits offered by the Company to all employees and to participate in the Company’s employee benefit programs  available to other employees of the Company.  During the Executive’s employment, Executive shall be entitled to accrue four weeks of paid vacation in accordance with the Company’s policies.

7.             Termination.  Executive has the right to terminate Executive’s employment with the Company at any time for any reason or no reason whatsoever, with or with out cause or advance notice.  Company has the right to terminate Executive’s employment with cause at any time without advance notice.  Any termination by either party shall be pursuant to the following:

(a)           Termination by Death or Disability.  Subject to applicable state or federal law, in the event that Executive shall die during his employment hereunder or become permanently disabled, as evidenced by notice to the Company and Executive’s inability to carry out his job responsibilities for a continuous period of more than six months, Executive’s employment and the Company’s obligation to make payments hereunder shall terminate on the date of his death, or the date upon which, in the sole determination of the Board of Directors, Executive has become permanently disabled, except the Company shall pay Executive any salary earned but unpaid prior to termination, any benefits accrued prior to termination, all accrued but unused personal time, and any business expenses that were incurred but not reimbursed as of the date of termination. Vesting of any stock options granted to Executive shall cease on the date of such termination.

(b)           Voluntary Resignation by Executive.  In the event that Executive voluntarily terminates his employment with the Company, the Company’s obligation to make payments hereunder shall cease upon such termination, except the Company shall pay Executive any salary earned but unpaid prior to termination, any benefits accrued prior to termination, all accrued but unused personal time, and any business expenses that were incurred but not reimbursed as of the date of termination.  Vesting of any stock options granted to Executive shall cease on the date of such termination.

(c)           Termination for Cause.  In the event that Executive is terminated by the Company for Cause (as defined below), the Company’s obligation to make payments hereunder shall cease upon the date of receipt by Executive of written notice of such termination (the “Termination Date”), except the Company shall pay Executive any salary earned but unpaid prior to the Termination Date, any benefits accrued prior to termination, all accrued but unused personal time and any business expenses that were incurred but not reimbursed as of the date of termination.  Vesting of any stock options granted to Executive shall cease on the Termination Date.

(d)           Termination by the Company Without Cause or Resignation by Executive for Good Reason.  In the event Executive is terminated without Cause or Resigns for Good Reason (as defined herein) and upon the execution (and the lapsing of any right of rescission) of a release by Executive in the form attached hereto as Exhibit A (“Release”) and written acknowledgment of Executive’s continuing obligations under this Agreement, then the Company shall make the following payments to Executive, subject in each case to any applicable payroll or other taxes required to be withheld: (i) $300,000 (paid 195 days after such termination or such longer period as may be required by law);  and (ii) a lump sum amount in cash equal to any accrued but unpaid salary through the date of termination and unpaid salary with respect to any vacation days accrued but not taken as of termination.

(e)           Definition of “Cause” For purposes of this Agreement, “Cause” shall mean (i) the conviction (or plea of nolo contendere) of a felony or a crime involving moral turpitude or the commission of any other act which has an adverse effect on the Company or which involves dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries, or (ii) conduct bringing the Company or any of its Subsidiaries into public disgrace or disrepute, including, without limitation, such conduct resulting from acts of alcohol or drug abuse, or (iii) failure by Executive to perform his duties as reasonably directed by the Chief Executive Officer, or (iv) gross negligence or misconduct not in good faith with respect to the Company or any of its Subsidiaries that materially and adversely affects the Company, or (v) any other material breach of this Agreement.

(f)            Definition of “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean termination by Executive (i) within 90 days after Executive has been assigned, without Executive’s consent, to any duties substantially inconsistent with Executive’s position, duties, responsibilities or status with the Company as contemplated in Paragraph 1 of this Agreement; or (ii) upon a material breach of this Agreement by the Company which is not cured within 30 days after the Company’s receipt of written notice thereof. Executive shall provide written notice to the Company of any and all grounds that Executive alleges constitute “Good Reason” and the Company shall have 30 days after receipt of such written notice to cure any such alleged grounds for “Good Reason.”

(g)           Within seven months following any termination of the Employment Period, and as of that date, the Company will notify Executive of the itemized and aggregate cash value of the payments and benefits, as determined under Section 280G of the Internal Revenue Code (the “Code”), received or to be received by Executive in connection with the termination of Executive’s employment (whether payable pursuant to the terms of this Agreement or otherwise). At the same time, the Company shall advise Executive of the portion of such payments or benefits which constitute parachute payments within the meaning of the Code and which may subject Executive to the payment of excise taxes pursuant to Section 4999 and the expected amount of such taxes (such payments or benefits being hereinafter referred to as “Parachute Payments”).

(h)           If all or any portion of the payments or benefits provided under this Agreement either alone or together with other payments or benefits which Executive has received or is then entitled to receive from the Company and any of its Subsidiaries would constitute Parachute Payments, such payments or benefits provided to Executive pursuant to this Agreement shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code; but only if, by reason of such reduction, Executive’s net after tax benefit shall exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” shall mean the sum of (i) the total amount payable to Executive pursuant to this Agreement, plus (ii) all other payments and benefits which Executive has received or is then entitled to receive from the Company and any of its subsidiaries that would constitute a Parachute Payment, less (iii) the amount of federal income taxes payable with respect to the payment and benefits described in (i) and (ii) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the Termination Date), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (j) and (ii) above by Section 4999 of the Code.

For purposes of this Agreement, Executive’s base amount, the present value of the Parachute Payments, the amount of the excise tax and all other appropriate matters shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G of the Code and based upon the advice of tax counsel selected by the Company, which tax counsel shall be reasonably satisfactory to Executive, provided, however, that the applicable federal rate used for the purposes of calculating the present value of the Parachute Payments shall be the federal rate in effect on the date of this Agreement.

8.             Insurance. The Company may, at its election and for its benefit, insure Executive against accidental death, and Executive shall submit to such physical examination and supply such information as may be required in connection therewith.

9.             Non-disclosure of Confidential Information.

(a)           Unless Executive first secures written consent from the Company pursuant to procedures implemented by Company, Executive shall use Executive’s best efforts to safeguard the confidential Information and protect it against disclosure, misuse, espionage, loss and theft, including, without limitation, causing recipients of Confidential Information to enter into non-disclosure agreements with the Company. Subject to the provisions of Paragraphs 10 and 13, nothing herein shall be construed to prevent Executive from using Executive’s general knowledge and skill after termination of this agreement, whether Executive acquired such knowledge or skill before or during the his employment.

(b)           In the event the Company has entered into confidentiality agreements with third parties (not including Company employees) which contain provisions different from those set forth in this Agreement, Executive agrees, in addition to the provisions of Paragraph 9(a), to comply with any such different provisions of which Executive is notified by the Company.

10.           Company Ownership of Intellectual Property. Executive hereby assigns to the Company all right, title and interest in and to all Intellectual Property (as defined in Paragraph 16) contributed to or conceived or made by Executive during the Executive’s employment with the Company (whether alone or jointly with others) to the extent such Intellectual Property is not owned by the Company as a matter of law. Executive shall promptly and fully communicate to the Company all Intellectual Property conceived, contributed to or made by Executive and shall cooperate with the Company to protect the Company’s interests in such Intellectual Property including, without limitation, providing assistance in securing patent protection and copyright registrations and signing all documents reasonably requested by the Company, even if such request occurs after Executive’s employment with the Company has terminated. The Company shall pay Executive’s reasonable expenses of cooperating with the Company in protecting the Company’s interests in such Intellectual Property unless the subject matter of the requested cooperation is related to actions taken or failed to be taken by Executive wrongfully or otherwise not in good faith.

11.           Return of Materials. Upon termination of Executive’s employment, regardless of reason, or at any time reasonable requested by the Company, Executive shall promptly deliver to the Company all Company property, including all copies of Confidential Information in Executive’s possession and control, including written records, manuals, lab notebooks, customer and supplier lists and all other materials containing any Confidential Information or which were generated during Executive’s employment with the Company. If the Company requests, Executive shall provide written confirmation that Executive has returned all such materials. Subject to the provisions of this Agreement, including, without limitation, Paragraph 12, notwithstanding anything in this Agreement to the contrary, upon termination of employment, the Company, at Executive’s request, shall promptly return to Executive any equipment or other materials owned by Executive then being used by or then in the possession of the Company.

12.           Non-Competition. Executive acknowledges and agrees that Executive is considered to be part of the professional, managerial and executive staff of the Company whose duties include the formulation and execution of management policy, and that in the course of Executive’s duties, Executive is permitted access to Intellectual Property, which includes, among other things, trade secrets of the Company that the Company seeks to protect from dissemination and disclosure. Executive acknowledges and agrees that during  Executive’s employment and for a period of one year thereafter (the “Non-compete Period”), Executive will not, without the prior written consent of the Company, directly or indirectly, provide products or services substantially similar to the Employment Services to any business or entity that provides or offers or demonstrably plans to provide or offer, products or services that (i) are the same as or substantially similar to the classes of products under development or marketed by the Company at any time during his employment with the Company, (ii) relate to the Company’s Intellectual Property (whether the Company acquired such Intellectual Property pursuant to this Agreement or otherwise), or (iii) relate to any subject matter of the Company’s actual or demonstrably anticipated material research and development during Executive’s employment with the Company, including without limitation, paclitaxel, taxanes and any other compounds, within any geographical area in which the Company or any of its subsidiaries provide or plan to provide such products or services.

13.           Non-Solicitation. Executive acknowledges and agrees that during the Non-compete Period, Executive will not (a) solicit, induce or attempt to induce, directly or indirectly, any employee of the Company to leave the employment of the Company to work for Executive or for any other person, firm or corporation or (b) hire any employee of the Company.

14.           Acknowledgment of Reasonableness. Executive acknowledges and agrees that the limitations set forth in Paragraphs 13 and 13 are reasonable with respect to scope, duration and geographic area and are properly required for the protection of the legitimate business interest of the Company.

15.           Further Assistance. Executive will not make any disclosure or other communication to any person, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to discourage any persons from doing business with the Company or otherwise have a negative impact or adverse effect on the Company, except to the extent such disclosure is required by law. Executive will provide assistance reasonably requested by the Company in connection with actions taken by Executive during the his employment with the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the Executive’s employment with the Company, provided that the Company shall reimburse all reasonable expenses (including without limitation, reasonable loss of compensation from other sources resulting from such assistance during normal business hours).

16.           Certain Definitions.

“Affiliate” and “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of this Agreement (the “Exchange Act Rules”), and “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 of the Exchange Act Rules.

“Confidential Information” means all information (whether or not specifically labeled or identified as confidential), in any form or medium, that is disclosed to, or developed or learned by Executive during the Employment Period or that relates to the business, products, services, customers, research or development of the Company, its Subsidiaries, its Affiliates, or third parties with whom the Company, its Subsidiaries or its Affiliates does business or from whom the Company or its Affiliates receives information. Confidential Information shall not include any information that (i) has become publicly known through no wrongful act or breach of any obligation of confidentiality, as evidenced by written records or documents; or (ii) was rightfully received by Executive on a non-confidential basis from a third party (provided that such third party is not bound by a confidentiality agreement with the Company or another party), as evidenced by written records or documents.

“Intellectual Property” means any idea, invention, design, development, device, method, data, or process (whether or not patentable or reduced to practice or including Confidential Information) and all related patents and patent applications, any copyrightable work or mask work (whether or not including Confidential Information) and all related registrations and applications for registration, and all other proprietary rights.

“Subsidiaries” means any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

17.          Executive Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (b) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

18.          Company Representations. The Company hereby represents and warrants to Executive that (a) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Company is a party or by which it is bound, and (b) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

19.          Severability and Modification. If any provision of this Agreement shall be held or declared to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provision shall not affect any other provision of this Agreement, and the remainder of this

Agreement shall continue in full force and effect as though such provision had not been contained in this Agreement. If the scope of any provision in this Agreement is found to be broad to permit enforcement of such provision to its full extent, Executive consents to judicial modification of such provision and enforcement to the maximum extent permitted by law.

20.          Notices. Except as otherwise expressly set forth in this Agreement, all notices, requests and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and, except as otherwise provided in this Agreement, shall be deemed to have been duly given if so given) when delivered if given in person or by telegram, three days after being mailed by first class registered or certified mail, return receipt requested, postage prepaid, or one day after being sent prepaid via reputable overnight courier to the parties at the following addresses (or such other address as shall be furnished in writing by like notice; provided, however, that notice of change of address shall be effective only upon receipt):

Notices to Executive

103 Eisenhower Parkway

Roseland, New Jersey 07068

Notices to Company

Tapestry Pharmaceuticals, Inc.

4840 Pearl East Circle, Suite 300W

Boulder, Colorado 80301

Attn VP, General Counsel

21.           Entire Agreement. This Agreement, contains the entire agreement between parties with respect to the subject matter hereof and supersedes any previous understandings or agreements, whether written or oral, regarding such subject matter.

22.           Governing Law. All questions concerning the construction, validity and interpretations of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Colorado.  Any dispute relating to this Agreement will be adjudicated solely in the Federal or State Courts located in Colorado.

23.           Survival. Paragraphs 6, 9, 10, 11, 12, 13, 14, 15, 16, 22, and any other provision of this Agreement which by its terms could survive termination of Executive’s employment shall survive and continue in full force in accordance with their terms notwithstanding any termination of employment of the Executive for whatever reason.

24.           Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  This Agreement may be executed by facsimile or e-mail/pdf format.

25.           Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that in no event shall Executive’s obligations under this Agreement be delegated or transferred by Executive, nor shall Executive’s rights be subject to encumbrance or to the claims of Executive’s creditors. This Agreement is for the sole benefit of the parties hereto and shall not create any rights in third parties other than Executive’s spouse or beneficiary as expressly set forth herein.

26.           Remedies. Except as otherwise provided in this Agreement, each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled.

27.           Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any term or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar terms or provisions at the time or at any prior or subsequent time.

28.           Headings. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

29.           Notification of Subsequent Employer. Executive agrees that the Company may present a copy of this Agreement to any third party.

30.           UNDERSTAND AGREEMENT. EXECUTIVE REPRESENTS AND WARRANTS THAT (a) EXECUTIVE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION OF THIS AGREEMENT, (b) EXECUTIVE HAS HAD THE OPPORTUNITY TO OBTAIN ADVICE FROM LEGAL COUNSEL OF EXECUTIVE’S CHOICE, OTHER THAN COUNSEL TO THE COMPANY (WHO IS NOT REPRESENTING THE EXECUTIVE), IN ORDER TO INTERPRET ANY AND ALL PROVISIONS OF THIS AGREEMENT, (c) EXECUTIVE HAS HAD THE OPPORTUNITY TO ASK THE COMPANY QUESTIONS ABOUT THIS AGREEMENT AND ANY OF SUCH QUESTIONS EXECUTIVE HAS ASKED HAVE BEEN ANSWERED TO EXECUTIVE’S SATISFACTION, AND (d) EXECUTIVE HAS BEEN GIVEN A COPY OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

EXECUTIVE

/s/ Donald Picker
Donald Picker

TAPESTRY PHARMACEUTICALS, INC.

By:	/s/ Kai P. Larson
Kai P. Larson, Vice President, General Counsel

EXHIBIT A

Employment Separation Agreement and Release
of Legal Rights

This Agreement is entered into between Tapestry Pharmaceuticals, Inc., including its affiliated companies and its officers, directors, agents and employees (the “Company”) and  (the “Employee”).  The purpose of this Agreement is to forever resolve all legal disputes between the Company and the Employee concerning the Employee’s employment and separation from employment and to provide the Employee with severance benefits in exchange for the Employee giving up certain legal rights.

I.  Stipulations

1.             In exchange for giving up certain legal rights as provided in this Agreement, the Company has agreed to pay additional severance pay and benefits which the Employee would not otherwise be entitled to receive.

2.             The Employee understands that all payments made by the Company under this Agreement may be subject to withholding for standard payroll deductions and federal and state taxes.

3.             The Employee understands that this is a legally-binding document that surrenders certain legal rights that the Employee may have against the Company in connection with his or her employment and separation from employment.  Accordingly, Employee has been advised to consult with a lawyer before signing this Agreement.

II.  Consideration

4.             As consideration for signing this Agreement and the Return of Materials Agreement attached as Exhibit A, Employee will receive, upon expiration of the revocation period described in Paragraph 12, the sum of $, less applicable state and federal taxes which the Company shall be responsible for withholding.

III.  Legal Release

5.             The Employee gives up his or her right to bring any legal claims against the Company of any nature related in any way, directly or indirectly, to his or her employment relationship with  the Company, including his or her separation from employment.

6.             This Legal Release in favor of the Company is intended to be interpreted in the broadest possible manner, to include all actual or potential legal claims that the Employee may have  against the Company, except as specifically provided otherwise in this Agreement.

7.             The legal claims that the Employee is giving up by signing this Agreement include, but are not limited to, the following:

A.                                   All claims that the Employee may have against the Company under state law, including claims for breach of contract (express or implied), misrepresentation, fraud, claims for unpaid wages of any kind, or any other state law claim of whatever nature;

B.                                     All claims for alleged personal injuries sustained, including claims for mental and emotional distress, except claims for Workers Compensation benefits;

C.                                     All claims that the Employee may have against the Company alleging age discrimination in employment, if based in whole or in part upon acts, occurrences or omissions that occurred before the effective date of this Agreement or that relate to the Employee’s separation from employment; and

D.                                    All claims of discrimination in employment arising under all other federal laws such as the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, and all other federal and state laws prohibiting discrimination in employment.

8.             Employee also releases all claims against the Company’s officers, directors, agents and employees.

9.             The only exceptions to this Legal Release in favor of the Company and its agents are claims to Workers Compensation benefits or benefits of employment that have previously vested by operation of law, such as accrued pension benefits or entitlements to accrued vacation pay, if any.  This Legal Release in favor of the Company also does not apply to future legal claims that may arise after the Employee’s separation from employment with the Company, if based entirely on alleged acts, omissions or occurrences that are unrelated to his or her employment with the Company.

IV.  Important Notice to Employees Aged 40 or Older

10.           Employees who are 40 years of age or older have special rights under a federal law known as the Older Workers Benefit Protection Act.  If you have attained age 40, you have a right under federal law to be free from age discrimination in all aspects of your employment relationship with the Company.  Discrimination against employees who have attained age 40 is prohibited by federal and state law.  The Employee understands that he or she is giving up the right to sue the Company for age discrimination by signing this Agreement.

11.           Employees aged 40 or older also have the right under federal law to be given 45 days to decide whether or not to sign this Agreement.  Employee may sign the Agreement before the expiration of 45 days, but Employee is not required to do so and has the right to take the entire 45 days to consider this Agreement.

12.           Employees over age 40 also have the right to revoke this Agreement within seven (7) days after signing it.  Such revocation must be in writing addressed to Patricia Pilia at the Company=s address.  In view of this right to revoke, however, Employee will not receive any check for severance pay or other benefits of this Agreement until the revocation period has expired.  If the Agreement is revoked, the Employee is not entitled to pay and benefits set forth in this Agreement.

V.  Confidentiality

13.           Employee hereby acknowledges and confirms the existence, validity and enforceability of the Employee Confidentiality Agreement between Employee and the Company.  A copy of this Agreement is attached as Exhibit B.

VI.  Entire Agreement

14.           This Agreement, the Confirmation of Return of Materials (attached as Exhibit A) and the Confidentiality Agreement (attached as Exhibit B) constitute the sole and entire agreements between the Employee and the Company with respect to the subject matter hereof, and supersede in their entirety any and all prior understandings, commitments and agreements, whether written or oral.  No part of this Agreement may be changed except in writing executed by the Company and the Employee.

VII.  Governing Law

15.           This Agreement shall be governed by the laws of the State of Colorado, and may be enforced in any court of competent jurisdiction.

VIII.  Signatures

16.           The Employee acknowledges that he or she has read this Agreement in its entirety, understands the contents, understands that this is a legally-binding document, and has been provided with an opportunity to consult with a lawyer before signing it.

Tapestry Pharmaceuticals, Inc.

	By:	/s/ Donald Picker

12/18/06
Date	Date

Confirmation of Return of Materials

[Date]

I confirm that upon termination of my employment with Tapestry Pharmaceuticals, Inc., I have delivered to Tapestry all Tapestry property in my possession, including any and all of the following:

all copies of any and all Tapestry information in my possession and control, including, but not limited to, written records, manuals, lab notebooks, customer and supplier lists, lab notes, working notes, information concerning products and business plans, budgets, sales forecasts, trade secrets, confidential design plans, research and engineering data and all other materials containing any information generated by me or any other Tapestry employee or that otherwise relates to the Business of Tapestry or my employment with Tapestry.

I understand that Tapestry information includes all information in any form of medium, including written records, handwritten notes, and information stored on computer discs or other electronic means.